Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-140103 and 333-177573 on Form S-8 and Nos. 333-11221, 333-67594 and 333-206304 on Form S-3 of our reports dated March 15, 2016, relating to the consolidated financial statements of The Marcus Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its fiscal year from the last Thursday in May to the last Thursday in December), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Transition Report on Form 10-K of the Company for the 31-week period ended December 31, 2015.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 15, 2016